Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HENRY SCHEIN, INC.

The undersigned corporation (the “Corporation”), in order to amend its Amended and Restated Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the Corporation is HENRY SCHEIN, INC.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article SIXTH thereof in its entirety and by substituting in lieu of said Article the following new Article:

SIXTH:

A. Except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting in accordance with the provisions of this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation. In order to be properly brought before the meeting, such business must have either been (a) specified in the written notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors, (b) brought before the meeting at the direction of the Board of Directors or the Chairman of the meeting, or (c) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. A notice referred to in clause (c) of this Paragraph A must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary of the Corporation, in the case of business to be brought before a special meeting of stockholders, not more than ten (10) days after the date of the initial notice referred to in clause (a) of this Paragraph A, and, in the case of business to be brought before an annual meeting of stockholders, not less than ten (10) days prior to the first anniversary date of the initial notice referred to in clause (a) of this Paragraph A of the previous year’s annual meeting; provided, however, that such notice shall not be required to be given more than seventy-five (75) days prior to an annual meeting of stockholders. Such notice referred to in clause (c) of this Paragraph A shall set forth (i) a full description of each such item of business proposed to be brought before the meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director(s), all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange

Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor thereto, and the written consent of each such nominee to serve if elected, and (v) if applicable, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business were a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. No business shall be brought before any annual or special meeting of stockholders of the Corporation otherwise than as provided in this Paragraph A.

B. The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be properly brought before such meeting in accordance with this Amended and Restated Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Special meetings of stockholders may be called at any time only at the direction of the Chairman of the Board of Directors or by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, or by stockholders holding more than 10% of the outstanding shares entitled to vote in the election of directors. Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided. Except as otherwise provided by law or by this Amended and Restated Certificate of Incorporation, at any meeting of stockholders of the Corporation, the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Amended and Restated Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote shall be required to effect action by stockholders; provided, however, that the By-laws of the Corporation may establish alternative procedures for the election of directors, as permitted by law. Election of directors need not be by written ballot. At every meeting of stockholders, the Chairman of the Board of Directors, or, in the absence of such officer, the President, and in the absence of the Chairman of the Board of Directors and the President, such officer or other person as shall be designated in accordance with the By-laws of the Corporation, shall act as Chairman of the meeting. The Chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of each meeting of stockholders and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.

THIRD: The written amendment effected herein was authorized by a majority of all of the outstanding shares entitled to vote thereon pursuant to Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 15th day of May, 2012.

HENRY SCHEIN, INC.

By:	/s/ Stanley M. Bergman
Name: Stanley M. Bergman
Title: Chairman and Chief Executive Officer